February 20, 1996






          Board of Directors
          The Variable Annuity
            Life Insurance Company
          2929 Allen Parkway
          Houston, TX  77019

          RE:  24f-2 Notice for The Variable Annuity
                         Life Insurance Company Separate
                         Account A File Nos. 2-96223; 2-32783;33-75292

          Gentlemen:

          At your request, I have examined the form of Registration Statement (File Nos. 2-96223/811-3240; 2-32783/811-3240;33-75292/811-3240) on Form N-4
          filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of shares of The Variable Annuity Life Insurance Company Separate Account A
          ("Separate Account A"). I have also examined the form of Rule 24f-2 Notice proposed to be filed by you with the Commission not later than March 1, 1996, reporting shares issued and sold in reliance upon your registration of an indefinite number of shares pursuant to Rule 24f-2 under the Investment Company Act of
          1940, as amended.

          Based upon my examination and upon my knowledge of your corporate activities, and assuming, without independent verification, that the shares were sold in compliance with applicable state laws and in the manner referred to in the Registration Statement, it is my opinion that the shares were legally issued, fully paid and nonassessable.

          I consent to the filing of this opinion as an exhibit to the Rule 24f-2 Notice.

          Yours very truly,


          Cynthia A. Toles /s/
          cat/csw